Exhibit 99.2
Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023
Operator

Good afternoon, and welcome to Shoals Technologies Group Fourth Quarter 2022 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, Chief Legal Officer for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, Chief Legal Officer, Shoals Technologies Group, Inc.

Thank you, operator and thank you everyone for joining us today. Hosting the call with me are CEO Jason Whitaker, President Jeff Tolnar, and CFO Dominic Bardos.
On this call, management will be making projections or other forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. As you listen and consider these comments, you should understand that these statements, including the guidance regarding full year 2023, are not guarantees of performance or results. Actual results could differ materially from our forward-looking statements if any of our assumptions are incorrect or because of other factors. These factors include, among other things, the risk factors described in our filings with the Securities and Exchange Commission, as well as economic and market circumstances, decreased demand for our products, policy and regulatory changes, industry conditions, current macroeconomic events, supply chain disruptions and availability and price of our components and materials.
Although we may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. We caution that any forward-looking statement included in this discussion is made as of the date of this discussion and do not undertake any duty to update any forward-looking statements.

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's fourth quarter press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.
With that, let me turn the call over to Jason.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thank you very much, Mehgan, and good afternoon, everyone.
Before I make my formal remarks, I would like to thank our employees, customers, vendors and shareholders who have each have played a role in the tremendous success that Shoals has achieved over the past several years. Without your contributions and support, we would not have the company that we do today.
I’ll start off with some key highlights from our fourth quarter and full year results and then discuss the progress on our CEO transition. Following that, I’ll turn it over to Jeff who will provide an update on our business, growth initiatives, current market conditions and operational focus areas for this year. Dominic will then wrap up with an overview of our financial results for the fourth quarter and outlook for 2023 before we open the lines for questions.
Shoals set new records for revenue, gross profit, adjusted EBITDA and adjusted net income in both the fourth quarter and full year. Compared to the prior-year periods, fourth quarter and full year revenue grew 97% and 53%, respectively. The increase in revenue was driven by growing demand for solar and EVs and continued share gains by our products. The strength of demand for our products is underscored by the fact that Shoals’ annual revenue growth rate has increased each year since we have been public, despite having more than doubled revenue over the past three years.
Versus the same period last year, fourth quarter gross margin increased more than 950 basis points to 42.7% and adjusted EBITDA margin increased approximately 840 basis points to 31.8%. The margin expansion we achieved in

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

the fourth quarter was the result of greater leverage on fixed costs, driven by higher sales volumes and increased proportion of revenues attributable to our combine-as-you-go solution.
Now turning to an update on our CEO transition. In November, Shoals announced that I would be stepping down from my role as CEO this year for health reasons. My last day with the Company will be March 15.
As previously announced, the Company has appointed Shoals’ President Jeff Tolnar as interim CEO. Jeff was previously SVP of EV Solutions and led the successful launch of our EV solutions business. Prior to Shoals, Jeff held senior management positions with Fortune 100 companies and co-founded or led several startups, including Greenlots, which was acquired by Shell. In his new role as President, Jeff is responsible for global sales, product development, engineering and operations. He and his team are accountable for ensuring the operational milestones required to achieve the company’s strategic goals are met.
The Board is currently working with Spencer Stuart to vet several highly qualified candidates and intends to select a permanent CEO following completion of an extensive search and vetting process.
With that update, I’ll turn it over to Jeff.

Jeff Tolnar, President, Shoals Technologies Group, Inc.

Thank you, Jason. And, good afternoon, everyone. It’s a pleasure to be with you all today.
I’ll start with a review of the performance of our core combine-as-you-go solutions in the quarter, then discuss the status of our new product introductions for 2023. Following that, I’ll provide an update on our international expansion efforts, review conditions in our core solar and EV markets and then close with an overview of some new operational initiatives that we are implementing.
System Solutions revenue grew 150% in the fourth quarter of 2022 versus the fourth quarter of 2021, reflecting strong growth in U.S. utility scale solar demand

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

and continued share gains by our products. During the quarter, we converted three additional EPCs and developers to our combine-as-you-go system, bringing the total number of BLA customers to 36, with an additional 14 in transition. We believe that the majority of EPCs and developers in the U.S. will be using our system in 2023.
Our new wire management product line contributed to growth in the quarter. Our wire management products’ attach rate to BLA has continued to grow, as customers increasingly recognize that they install faster and are more reliable than conventional solutions. We recently surpassed 800 MW of deliveries for projects using our clips and we expect continued growth throughout 2023.
Our battery storage products also contributed to growth, as we began shipments during the fourth quarter for the 1 GWdc storage project awarded to Shoals in the third quarter of 2022. More solar projects are incorporating battery storage and our sales team is actively quoting battery storage products for our solar customers. We recently added dedicated sales resources for energy storage, which we believe will help drive higher sales volumes. Our team also plans to launch an eMobility energy storage offering in the second half of this year.
Our EV solutions business grew significantly in the fourth quarter, as our team continued to fulfill orders received in Q3 for Q4 deliveries. The primary end uses for those orders were fleet and school bus electrification. As our EV business is still early in its evolution growth may be uneven with outsized contribution in certain quarters and smaller contribution in others depending on when we receive orders and ship products.
Turning to our new product introductions planned for 2023. We expect to generate revenues from our new high capacity plug-n-play wire harness and BLA 2.0 this year.
UL certification of the high capacity plug-n-play harnesses was delayed slightly, while development of the high capacity connectors is progressing. We are now expecting prototypes to be deployed mid-2023, with UL certification and full market launch to follow later in the year.

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

We recently began quoting our BLA 2.0 bundled solution and expect to record our first revenues in the second quarter. BLA 2.0 combines our BLA with all the components required to attach the BLA to the racking system, including wire management, support wire and tensioning systems, to create a single integrated offering. This comprehensive solution further reduces the amount of installation labor required in the field and enables EPCs and developers to procure all of their EBOS components from Shoals, rather than Shoals and at least one other vendor. Because BLA 2.0 includes additional components, it has a higher average selling price than BLA. We believe migrating customers to the BLA 2.0 bundle will enable us to growth revenue through both increased volume and higher ASPs.
We are making progress on our international expansion, with quoting volume continuing to grow, led by Latin America, Australia and EMEA activity. We are evaluating regional production and fulfillment options as quote and order volumes approach a critical mass. Notably, the 53 MW project we were awarded in Honduras in the third quarter of 2022 received the Renewable Energy Deal of the Year by the Export-Import Bank of the United States.
Moving to an overview of solar and EV market conditions. Overall solar market conditions are favorable, both for the industry as a whole and for Shoals specifically.
We are beginning to see early benefits from the Inflation Reduction Act in the form of increasing demand for both solar and storage offerings, while funds from the 2021 Infrastructure Bill are generating significant demand for EV charging products. We see increasing quote volume related to “on-the-go” fast charging solutions, which is largely driven by the flow of Infrastructure Bill funds.
At the same time, the combination of persistent wage inflation and the prevailing wage provision of the IRA is driving the cost of field labor higher. Rising labor costs cause our customers to seek solutions that install faster and do not require skilled labor. The environment is nearly ideal for our products given their demonstrated ability to reduce the number of labor hours required to install a solar project.
I’ll wrap up by speaking about some of the operational initiatives that we are working on.

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

One of my jobs as President of Shoals is to ensure that we have the people, processes and systems in place to support our continued growth. We have already built an organization capable of supporting $500 million of annual revenue. Our focus now is building an organization that can support the next $500 million and take us to $1 billion a year in revenue.
To do that, I am working with our leaders to implement three initiatives: increasing the efficiency of our manufacturing operations, strengthening our sales infrastructure, and focusing our new product development efforts.
We are increasing the efficiency of our manufacturing operations by deploying production automation and carefully reviewing every step in our manufacturing process, establishing process-level KPIs and using that data to identify areas where we can increase throughput or reduce waste. We saw early dividends from our efforts when we achieved record levels of daily production in the fourth quarter. We are confident that by driving deeper automation and process efficiencies that we will be well-positioned to replicate the success we have achieved in our existing plants should we decide to open new manufacturing facilities in other locations.
We are strengthening our sales infrastructure in two key ways. First, our new CRO, Ben Macias, is building a sales operations team with systems to help us better assess when to add new sales resources and how to deploy them more efficiently. Our sales team is already delivering record revenue per account manager, but we see the potential to grow revenues even faster by adding salespeople in growing markets and specific segments. Sales Operations will provide the information we need to make those decisions faster.
Second, we are building a dedicated customer care organization focused on Shoals’ installed and growing customer base. Their goal is not only to ensure our customers are satisfied with our products well beyond initial installation, but also to identify opportunities to sell replacements or upgrades for existing installations.
We are focusing our innovation and new product development by embracing agile concepts including “engineering velocity.” Implementing agile principles with

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

results driven KPI’s will improve predictability of new product development timelines while continuing to drive the innovation that Shoals is known for.
I’m thrilled to be the President of Shoals and very excited about our future. I'll now turn it over to Dominic who will discuss fourth quarter 2022 financial results.

Dominic Bardos, CFO, Shoals Technologies Group, Inc.

Thanks, Jeff, and good afternoon to everyone on the call.
Fourth quarter revenue grew 97% versus the prior-year period to $94.7 million. The higher sales volume was primarily driven by increased demand for our solar solutions, but also benefitted from EV charging solutions that were launched earlier in the year. System Solutions revenue increased 150% year-over year and represented 86% of total revenue versus 68% in the prior-year period, reflecting continued market share gains for our solar combine-as-you-go system.
Gross profit increased 154% to $40.4 million, compared to $15.9 million in the prior-year period. Gross profit as a percentage of net revenue grew more than 950 basis points to 42.7% compared to 33.1% in the prior-year period, driven primarily by increased leverage on fixed costs and a higher proportion of revenue from System Solutions.
Fourth quarter general and administrative expenses were $14.9 million, compared to $11.0 million during the same period in the prior year. The year-over-year increase in general and administrative expenses was largely driven by higher payroll expense in connection with incentive compensation and planned new hires.
Net income was $118.3 million in the fourth quarter compared to a net loss of $2.2 million in the prior-year period. Net income benefitted significantly from the $110.9 million non-cash gain we recorded in the quarter in connection with the termination of the tax receivable agreement, or TRA, that Shoals had with Oaktree and our founder, Dean Solon. Over its life, the TRA could have required us to make more than $500 million in cash payments to Oaktree and Mr. Solon, so

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

terminating the agreement eliminated a significant future liability for the company.
Adjusted EBITDA increased 167% to $30.1 million compared to $11.3 million in the prior-year period. Adjusted EBITDA margin increased by approximately 840 basis points year-over-year to 31.8% reflecting the impact of higher gross margins, partially offset by higher the general and administrative expenses I discussed earlier.
Adjusted net income grew to $25.0 million in the fourth quarter compared to $0.9 million in the prior-year period.
During the quarter we generated cash from operations of $34.4 million, which allowed us to reduce the amount of debt outstanding under our revolver. We expect our cash generation to continue improving as investments in working capital and capital expenditures moderate and we are no longer subject to cash distributions or restrictions associated with the TRA.
As of December 31, 2022, we had $428.6 million dollars in backlog and awarded orders, an increase of 43% year-over-year and a decrease of 9% quarter-over-quarter. The consecutive quarterly decline was the result of slower conversion of pipeline projects into awarded orders and higher than expected shipment volume we had in the quarter. Following the slower pace of customer activity during the holidays, our backlog and awarded orders rose to all-time record levels in the first few weeks of January.
Turning now to our full year outlook. Based on current market conditions and input from our customers, we expect 2023 revenue to be in the range of $470 million to $510 million, up 44% to 56% year-over-year. We expect adjusted EBITDA to be in the range of $140 million to $155 million, and adjusted net income to be in the range of $87 million to $97 million.
For the full year 2023, we are targeting gross margin in the 40% range, consistent with full year 2022, although gross margin may be higher or lower in any given quarter due to product mix in that particular period.
We will continue to invest in SG&A in 2023 to position ourselves for scalable, long-term growth. This will include investments in talent to support our growth

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

initiatives as well as the continued build out of our HR, Finance and Customer Care teams as we scale. We anticipate SG&A will grow roughly $1 million per quarter sequentially throughout 2023, starting with a larger step-up in the first quarter due to higher stocked based compensation.
As you are likely aware, we do not provide quarterly guidance. That said, I want to provide a bit more information to help set expectations around pacing in 2023. Similar to our 2022 results, we expect the majority of our revenue will be generated in the second half of 2023. For 2023, we expect that approximately 40% of our revenue, adjusted EBITDA and adjusted net income will be generated in the first half of the year, with the remaining 60% in the second half. Further, we anticipate that quarterly year-over-year revenue growth will roughly fall in line with the annual growth rate implied by our outlook.
Full year 2023 interest expense is expected to increase to $22 to $26 million as a result of higher interest rates.
Finally, we expect capital expenditures for the full year in the range of $8 million to $12 million.
Now back to Jason for closing remarks.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thanks, Dominic. I would like to close by again thanking all our customers for their confidence in Shoals, our employees for enabling us to effectively serve our customers, and our shareholders for their continuous support.
As we move on from a record performance in 2022, we could not be more excited about the opportunity ahead. Furthermore, beyond our still growing core BLA products, we have only started to penetrate the opportunity for our new solar and EV products. With the product line building, demand is increasing as we extend our global reach. Importantly, we believe we have only started to realize the full power of the Shoals platform. I am incredibly proud of what Shoals has accomplished over the past several years and that I will leave the Company

Shoals Technologies Group, Inc.
4Q22 Earnings Conference Call Script
February 28, 2023

commercially, operationally and financially stronger than it has ever been. There is no question that the future is extremely bright.
And with that, thank you everyone, I appreciate your time today. We will now open the line for questions.